GBI CAPITAL MANAGEMENT CORP.

               SUPPLEMENT TO PROXY STATEMENT DATED MARCH 28, 2001


         This supplement to our proxy statement, dated March 28, 2001, provides revised information with respect to one of our proposals for you to vote upon.

         As described in our proxy statement under Proposal 4, we requested that you approve an amendment to our 1999 Performance Equity Plan to increase the number of shares of common stock available for issuance under the plan from 3,000,000 to 5,500,000 shares. The plan currently provides that our compensation committee may not grant to any one holder in any one calendar year awards for more than 300,000 shares of common stock in the aggregate. By this supplement, in addition to requesting that you approve the amendment to increase the number of shares of common stock available for issuance under the plan, we are requesting that you approve an amendment to allow our compensation committee to grant an option under the plan to Victor Rivas to purchase 1,000,000 shares of common stock on the Closing Date. The reason for the amendment is to enable the Company to deduct any expense associated with Mr. Rivas' exercise of this option. As described in the proxy statement, we have already committed to grant Mr. Rivas an option to purchase an aggregate of 1,000,000 shares of common stock on the Closing Date, but only 300,000 of which were to be issued under the plan. If our shareholders approve this revised proposal, the entire option will be issued under the plan.

         The amendment to our 1999 Performance Equity Plan to increase the number of shares we may issue under the plan and to allow our compensation committee to grant an option under the plan to Victor Rivas to purchase 1,000,000 shares of common stock on the Closing Date must be approved by a majority of the votes cast at the meeting with respect to the proposal.

         This supplement should be read together with the general discussion of the plan and the amendment to increase the number of shares we may issue under the plan as described under Proposal 4 in the proxy statement. The full discussion of Proposal 4 in the proxy statement and this supplement are to be considered by you as one integrated proposal.

         There is no need to discard the proxy cards you previously received with our proxy statement dated March 28, 2001. A vote "FOR" the amendment to our 1999 Performance Equity Plan to increase the number of shares we may issue under the plan will be deemed a vote "FOR" the amendment to our 1999 Performance Equity Plan to allow our compensation committee to grant an option under the plan to Victor Rivas to purchase 1,000,000 shares of common stock on the Closing Date.

         If you have already returned your proxy card and wish to revoke your proxy as a result of the revised Proposal 4, you may do so at any time before it is exercised by:

         o delivering written notification of your revocation to our secretary;

         o        voting in person at the meeting; or

         o        delivering another proxy bearing a later date.

         Please note that your attendance at the meeting will not alone serve to revoke your proxy.



                  The date of this supplement is April 2, 2001

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                                   PROPOSAL 4

                        Amendment to our 1999 Performance
              Equity Plan to Increase the Number of Shares Issuable
                    Upon Grants of Awards Under the Plan and
             to Allow our Compensation Committee to Grant an Option
           Under the Plan to Victor Rivas to Purchase 1,000,000 shares of Common Stock on the Closing Date


         In connection with the Stock Purchase Transactions, Ladenburg, Thalmann & Co. entered into a new employment agreement with Victor Rivas which provides for Mr. Rivas to become our president and chief executive officer. As part of Mr. Rivas' compensation under the employment agreement, we agreed to grant Mr. Rivas options to purchase 1,000,000 shares of our common stock.

         Our 1999 Performance Equity Plan currently provides that our compensation committee may not grant to any one holder in any one calendar year awards for more than 300,000 shares of common stock in the aggregate. For a more detailed discussion of the plan and the limit on grants to individuals, see the general discussion of the plan under this Proposal 4 and the section entitled "Summary of the Equity Plan - Shares Available under Plan," each contained in our definitive proxy statement dated March 28, 2001.

         As a result of the 300,000 share limitation on grants to individuals in any calendar year, we had initially determined to grant Mr. Rivas an option to purchase 300,000 shares of common stock under the plan and an option to purchase the remaining 700,000 shares of common stock outside the plan. However, because the option to purchase the 700,000 shares of common stock would not be granted in accordance with the rules under Section 162(m) of the Internal Revenue Code, we would not be able to deduct any expense associated with Mr. Rivas' exercise of this option. Accordingly, our board of directors has determined that it would be in our best interests to amend our plan in order to grant Mr. Rivas the option to purchase the full 1,000,000 shares of common stock under the plan, thereby allowing us to receive any resulting tax deduction from Mr. Rivas' exercise. If approved, the full option will be issued under the plan at fair market value, as such term is defined in the plan, and will vest equally over three years.

         In addition to requesting that you approve an amendment to increase the number of shares of common stock available for issuance under the plan, we are requesting that you approve an amendment to allow our compensation committee to grant an option under the plan to Victor Rivas to purchase 1,000,000 shares of common stock on the Closing Date. If you approve this proposal:

         o we will be able to issue up to 5,500,000 shares of common stock under the plan; and

         o on the Closing Date, we will grant Mr. Rivas an option to purchase an aggregate of 1,000,000 shares of common stock under the plan.



         THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" THE PROPOSAL TO AMEND THE PLAN TO INCREASE THE NUMBER OF SHARES ISSUABLE UPON THE GRANT OF OPTIONS AND OTHER AWARDS THEREUNDER AND TO ALLOW OUR COMPENSATION COMMITTEE TO GRANT AN OPTION UNDER THE PLAN TO VICTOR RIVAS TO PURCHASE 1,000,000 SHARES OF COMMON STOCK ON THE CLOSING DATE.